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                                                                    EXHIBIT 99.1

                      REGENCY CHAIRMAN NOMINATES SUCCESSOR

     FRESNO, November 21 -- Gary McDonald, Chairman of the Board of Regency Bancorp, holding company for Regency Bank, announced today his intention to relinquish his role as chairman of the board for the holding company and bank effective today. He will remain on the board of both and continue to be an active participant and member of several of the company's key committees.

     In his announcement, McDonald also reported a fourth quarter dividend for the company's shareholders of $0.06 per share of common stock. The holding company's fourth dividend this year, it will be for shareholders of record on December 2, 1996, and paid on December 11, 1996.

     Mr. McDonald has served as the board's chairman since the company's formation in 1980. Under his leadership, the bank has grown to more than $170 million in assets. It purchased and expanded a money management company to $75 million in assets managed. Most recently, Regency formed a bank holding company
to assist the organization in positioning itself well into the future.     "It
was never my intention to remain as chairman indefinitely," McDonald stated. "When we hired Steve Hertel in December of 1990, his priority was to improve our core company's (Regency Bank's) financial performance and position us as a leader in providing financial services in our market. He has done just that and we now feel he is ready to provide the same level of leadership on the board. I have every confidence in Steve's ability to handle the job . . . in fact, in my professional career, I've never had the privilege of working with a leader having more skill and dedication."

     Hertel noted that, "Mr. McDonald has instilled values and set standards for our company that will challenge us far into the future. In addition, Gary played one of the key roles in bringing an Employee Stock Ownership Plan to Regency, and now, approximately 10% of the company's stock is in our employees' hands. I'm very happy he has agreed to stay on the board of directors as he has done an outstanding job in


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bringing the company to its current level and will have an important role in our anticipated success in the future."

     Over the past two years McDonald has spent most of his efforts in assisting Regency in the mandated divestiture of its land development subsidiary, Regency Service Corporation (RSC). RSC will continue these efforts over the next 12 to 18 months as the company completes this process.

     Regency has a very successful history with excellent financial performance, except for last year when it reserved a substantial amount of money for the probable liquidation of real estate associated with its land development subsidiary. Income through September was $842,000, an increase of 115.3% over the same period last year.

     "While income is up, and even though we are making excellent progress towards complete divestiture," McDonald added, "earnings will be below historical levels through the majority of next year, at which time we plan on being fully divested. Income," he said, "will incrementally improve as our subsidiary's real estate assets are converted to cash and reemployed in other forms of earning assets, such as loans and investments. Our core companies, Regency Bank and Regency Investment Advisors, on a stand alone basis are performing better than ever before."



November 21, 1996


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